Exhibit 99.1
FOR IMMEDIATE RELEASE

BRE PROPERTIES APPOINTS SCOTT A. REINERT
AS EXECUTIVE VICE PRESIDENT, OPERATIONS

January 11, 2011 (San Francisco) – BRE Properties, Inc. (NYSE:BRE) today announced the appointment of Scott A. Reinert to executive vice president, operations, effective January 24, 2011.

Reinert, 52, will oversee property operations and related corporate services, including facilities management, sales and marketing, and corporate communications. He fills the top operations post vacated by Edward F. Lange, who resigned in July 2010.

“We are so pleased Scott will be joining BRE in this crucial operations role,” said BRE President and Chief Executive Officer Constance B. Moore. “Scott is well known in the apartment industry as an analytical, strategic thinker, who is highly focused on achieving operational goals. He is regarded as a respected leader and excellent communicator who demands and brings out the best in his teams. This combination of talents, along with his knowledge of and experience in our core California markets, will benefit BRE greatly as we focus on growth in the coming years.”

Reinert has more than 20 years of experience in property management and operations. From 1994 to 2009, he was employed by the Irvine Company in Newport Beach, Calif. Most recently, he served as senior vice president, property management, for the Irvine Company Apartment Communities, overseeing the operations of 95 apartment communities, comprising 37,000 units, including about 2,000 development lease-up units a year, and more than 1,000 on-site associates. His first position was vice president, asset management, Irvine Apartment Communities, then a public real estate investment trust. In 1998, he was promoted to president, Irvine Apartment Management Company, leading the operations of multifamily portfolio that grew from 17,000 to 25,000 units in five years. After leaving the Irvine Company, Reinert founded Axiom Multifamily Realty Advisors, Inc., to invest in and manage properties in the Southwest.

He began his career in property management at GFS Northstar (now Pinnacle) in Atlanta, where he rose to chief operating officer, east, in four years.

Reinert holds a bachelor’s degree in real estate and risk management from Florida State University. He is a Certified Property Manager, a California-licensed real estate broker, and a member of the South Coast Apartment Association, for which he has served in various leadership and board positions, and the California Apartment Association. He will be based in BRE’s corporate headquarters in San Francisco.

About BRE Properties
BRE Properties, based in San Francisco, Calif., owns and manages apartment communities convenient to its residents’ work, shopping, entertainment and transit in supply-constrained Western U.S. markets. BRE directly owns and operates 76 apartment communities totaling 21,622 units in California, Arizona and Washington. The company invests in communities through acquisition and development, and currently has five properties in various stages of development and construction, totaling 1,576 units, and joint-venture interests in 13 additional apartment communities, totaling 4,080 units. BRE Properties is a real estate investment trust (REIT) listed in the S&P MidCap 400 Index. For more information on BRE Properties, please visit our website at www.breproperties.com. (Property data as of 9/30/10)

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